Exhibit 99.1

April 5, 2004
For 8:00am EST Release
Contacts:	Shareholders'/Analysts' Inquiries:	Media Inquiries:
	Paul Taaffe	Chris Ahearn
	704-758-2033	704-758-2304

LOWE'S ANNOUNCES SUCCESSION PLAN
EFFECTIVE FISCAL YEAR-END 2004
-- Robert Niblock Will Become Next Chairman & CEO; Elected to Board of Directors --
-- Transition Expected to Be Smooth and Seamless --

MOORESVILLE, N.C. - Lowe's Companies, Inc. (NYSE: LOW) announced today an orderly succession plan under which company president Robert A. Niblock has been named chairman and chief executive officer-elect, until the planned retirement of Robert L. Tillman scheduled for January 28, 2005. Mr. Niblock, 41, was also named to Lowe's board of directors, effective immediately.

The announcement culminates the adoption of a succession plan, unanimously approved by the board of directors, that accommodates the decision of Tillman, Lowe's chairman and CEO, to step down at the end of this fiscal year and provides for a smooth transition to the next generation of management.

"Robert Niblock is an excellent leader and my natural successor at Lowe's," said Tillman. "I have full confidence in his ability to build on our success and take this company to its next level of growth and development. In making this important decision, the board and I looked very carefully at the competitive landscape for Lowe's over the next decade and agreed, unanimously, that Robert is the individual most qualified to lead this company forward and maximize its business potential. Robert has consistently distinguished himself as an innovative and driven leader and has the loyalty and trust of our senior management team, the financial community, vendors and employees.

"With Lowe's strategic course firmly in place and a deep and talented management team committed to ensuring Lowe's future success, I am convinced that now is the ideal time for me to begin the process of handing the reins of the company over to Robert. I look forward to working closely with him this year as together we implement a smooth and orderly transition," continued Tillman.

Niblock said, "I am truly honored by the board of directors' decision to name me chairman and CEO-elect. I am also very fortunate to have in place a seasoned executive team who, in their collective experience, represent the gold standard in the home improvement industry. Together, we look forward to building on our successful business model and continuing to drive value for our shareholders, customers, employees, suppliers, and the communities we serve.

"Bob Tillman has been and continues to be a wonderful mentor to me. He has also been an extraordinarily talented leader of this company and deserves our deepest gratitude for the vision and exceptional dedication he has provided over the past 41 years," Niblock added.

Niblock was appointed president of Lowe's on March 1, 2003. He joined the company in 1993 and served as executive vice president and chief financial officer before becoming president. He earned a bachelor's degree in accounting from the University of North Carolina-Charlotte and is a certified public accountant.

With fiscal year 2003 sales of $30.8 billion, Lowe's Companies, Inc. is a FORTUNE 50 company that serves approximately 10 million customers a week at more than 950 home improvement stores in 45 states. In 2004, FORTUNE named Lowe's America's Most Admired Specialty Retailer for a second consecutive year. Based in Mooresville, N.C., the 58-year old company is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

This news release includes statements, estimates or projections that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although the company believes that comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Possible risks and uncertainties regarding these statements include, but are not limited to, changes in domestic economic conditions, the availability of real estate for expansion and its successful development, particularly in major metropolitan markets, the availability of sufficient labor to facilitate growth, fluctuations in prices and availability of product, unanticipated impact of competition, legal or regulatory developments, and weather conditions that affect sales. We provide additional information regarding these and other risks and uncertainties in our filings with the Securities and Exchange Commission. The forward-looking statements contained in this news release speak only as of this date and we do not assume any obligation to update them.

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